Exhibit 23

Deloitte S. L. Plaza Pablo Ruiz Picasso, 1 Torre Picasso 28020 Madrid España Tel.: +34 915 14 50 00 Fax: +34 915 14 51 80 wwwdeloitte.es

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2010 relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the International Financial Reporting Standards adopted by the European Union (“EU-IFRS”) required to be applied under the Bank of Spain’s Circular 4/2004 vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S.GAAP”) and that the information relating to the nature and effect of such differences is presented in Note 60 to the consolidated financial statements of the Group) and of our report dated March 26, 2010 relating to the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of BancoBilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2009.

DELOITTE, S.L.

/s/ Deloitte, S.L.
Madrid- Spain
June 7, 2010

Deloltte S.L. lnscrita en el Registro Mercantil de Madrid, tomo 13.650, sección 8ª, folio 188, hoja M-54414, inscripción 96ª, C.I.F.: B-79104469.
Domicilio social: Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020, Madrid.

Member of Deloitte Touche Tohmatsu